Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Media Contact:	Claire Gillespie	Investor Contacts:	Teri Loxam
	(267) 305-0932		(908) 740-1986

Michael DeCarbo
(908) 740-1807

Merck Announces Third-Quarter 2018 Financial Results

•                  Third-Quarter 2018 Worldwide Sales Were $10.8 Billion

•                  Third-Quarter 2018 GAAP EPS was $0.73, Third-Quarter Non-GAAP EPS was $1.19

•                  Company Narrows 2018 Full-Year Revenue Range to be Between $42.1 Billion and $42.7 Billion, Including a Minimal Impact from Foreign Exchange

•                  Company Narrows and Lowers 2018 Full-Year GAAP EPS Range to be Between $2.41 and $2.47; Narrows and Raises 2018 Full-Year Non-GAAP EPS Range to be Between $4.30 and $4.36, Including an Approximately 1 Percent Negative Impact from Foreign Exchange

•                  Results from KEYNOTE-426 Studying KEYTRUDA in Combination with Axitinib as First-line Treatment for Advanced or Metastatic Renal Cell Carcinoma Met Primary Endpoints of Overall Survival and Progression-Free Survival

•                  Company Announces 15 Percent Increase to Quarterly Dividend to 55 Cents Per Outstanding Share and Authorizes an Additional $10 Billion Share Repurchase, Including a $5 Billion Accelerated Share Repurchase Program

KENILWORTH, N.J., Oct. 25, 2018 — Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced financial results for the third quarter of 2018.

“We built on our strong momentum during the quarter and believe that Merck is well-positioned to continue creating sustainable value for shareholders and patients,” said Kenneth C. Frazier, Merck Chairman and CEO. “Our focused execution is driving our operational results, with KEYTRUDA making a difference to cancer patients around the world. We are also continuing to advance our broad pipeline, including in oncology, vaccines, hospital and specialty as well as animal health. With this strong performance, we are highly confident in our portfolio, strategy and pipeline as demonstrated by our announced capital return actions today.”

Financial Summary

	Third Quarter
$ in millions, except EPS amounts	2018	2017
Sales	$10,794	$10,325
GAAP net income (loss)[1]	1,950	(56)
Non-GAAP net income that excludes items listed below[1,2]	3,178	3,054
GAAP EPS	0.73	(0.02)
Non-GAAP EPS that excludes items listed below[2]	1.19	1.11

Worldwide sales were $10.8 billion for the third quarter of 2018, an increase of 5 percent compared with the third quarter of 2017, including a 1 percent negative impact from foreign exchange. The sales increase in the third quarter of 2018 was partially attributable to a reduction in sales in the third quarter of 2017 of approximately $240 million due to a borrowing from the U.S. Centers for Disease Control and Prevention (CDC) Pediatric Vaccine Stockpile of GARDASIL 9 (Human Papillomavirus 9-valent Vaccine, Recombinant), a vaccine to prevent certain HPV-related cancers and other diseases, driven in part by the temporary production shutdown resulting from the cyber-attack that occurred in June of 2017, as well as overall higher demand than originally planned. Additionally, sales in the third quarter of 2017 were unfavorably affected by approximately $135 million from lost revenue in certain markets related to the cyber-attack.

GAAP (generally accepted accounting principles) earnings (loss) per share assuming dilution (EPS) were $0.73 for the third quarter of 2018. Non-GAAP EPS of $1.19 for the third quarter of 2018 excludes acquisition- and divestiture-related costs, restructuring costs, a charge of $420 million related to the termination of a collaboration agreement with Samsung Bioepis Co., Ltd. (Samsung) for insulin glargine and certain other items. Year-to-date results can be found in the attached tables.

Oncology Pipeline Highlights

Merck continued to expand its oncology program by further advancing the development programs for KEYTRUDA (pembrolizumab), the company’s anti-PD-1 therapy; Lynparza (olaparib), a PARP inhibitor being co-developed and co-commercialized with AstraZeneca; and

1 Net income (loss) attributable to Merck & Co., Inc.

2 Merck is providing certain 2018 and 2017 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s results as it permits investors to understand how management assesses performance. Management uses these measures internally for planning and forecasting purposes and to measure the performance of the company along with other metrics. Senior management’s annual compensation is derived in part using non-GAAP income and non-GAAP EPS. This information should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP. For a description of the items, see Table 2a attached to this release.

Lenvima (lenvatinib mesylate), an orally available tyrosine kinase inhibitor being co-developed and co-commercialized with Eisai Co., Ltd. (Eisai).

KEYTRUDA

•                  Merck announced that based on the results of the KEYNOTE-189 trial, the U.S. Food and Drug Administration (FDA) and the European Commission (EC) approved KEYTRUDA in combination with pemetrexed and platinum chemotherapy for the first-line treatment of patients with metastatic nonsquamous non-small cell lung cancer (NSCLC), with no EGFR or ALK genomic tumor aberrations.

•                  Merck announced that the FDA granted priority review to a new supplemental Biologics License Application seeking approval for KEYTRUDA as monotherapy for first-line treatment of locally advanced or metastatic nonsquamous or squamous NSCLC in patients whose tumors express PD-L1 (tumor proportion score [TPS] >1%) without EGFR or ALK genomic tumor aberrations, based on the results of the pivotal Phase 3 KEYNOTE-042 trial. The FDA set a PDUFA date of Jan. 11, 2019.

•                  Merck announced top-line results from KEYNOTE-426, a pivotal Phase 3 trial studying KEYTRUDA in combination with Pfizer’s axitinib as first-line treatment for advanced or metastatic renal cell carcinoma. KEYNOTE-426 met its primary endpoints of overall survival (OS) and progression-free survival (PFS) demonstrating that the combination made a statistically significant and clinically meaningful improvement in survival versus sunitinib.

•                  Merck announced interim results from KEYNOTE-048, a pivotal Phase 3 trial studying KEYTRUDA as both monotherapy and in combination with chemotherapy, for the first-line treatment of recurrent or metastatic head and neck squamous cell carcinoma. KEYNOTE-048 met its primary endpoint demonstrating that monotherapy and combination therapy showed significantly improved OS compared to the standard of care. These results were presented at the European Society for Medical Oncology (ESMO) 2018 Congress.

•                  Merck announced that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) adopted a positive opinion for KEYTRUDA as adjuvant therapy in the treatment of patients with melanoma based on the significant recurrence-free survival benefit demonstrated with KEYTRUDA in the pivotal Phase 3 EORTC1325/KEYNOTE-054 trial.

•                  Merck announced the first presentation of results from KEYNOTE-057, a Phase 2 trial evaluating KEYTRUDA in previously-treated patients with high-risk non-muscle invasive bladder cancer at the ESMO 2018 Congress. KEYTRUDA demonstrated a complete response rate of nearly 40 percent.

Lynparza

•                  Merck and AstraZeneca announced detailed results from the Phase 3 SOLO-1 trial testing Lynparza as a maintenance treatment for patients with newly-diagnosed advanced BRCA-mutated ovarian cancer who were in complete or partial response following first-line standard platinum-based chemotherapy. Results of the trial confirm the statistically-significant and clinically-meaningful improvement in PFS for Lynparza as compared to placebo, reducing the risk of disease progression or death by 70 percent. At 41 months of follow-up, the median PFS for patients treated with Lynparza was not reached compared to 13.8 months for patients treated with placebo. These results were presented at the ESMO 2018 Congress and published simultaneously online in the New England Journal of Medicine.

Lenvima

•                  Merck and Eisai announced that the FDA approved Lenvima for the first-line treatment of patients with unresectable hepatocellular carcinoma. Lenvima was also approved for the same use in China by the China National Drug Administration and in Europe by the EC.

•                  Merck and Eisai announced that the FDA granted Breakthrough Therapy Designation for Lenvima in combination with KEYTRUDA for the potential treatment of patients with advanced and/or metastatic non-microsatellite instability high/proficient mismatch repair endometrial carcinoma who have progressed following at least one prior systemic therapy. This is the third Breakthrough Therapy Designation for Lenvima and the second Breakthrough Therapy Designation for Lenvima in combination with KEYTRUDA.

Other Oncology Pipeline Highlights

Clinical data from Merck’s early pipeline was presented at the ESMO 2018 Congress in October and additional data on other programs will be presented at the Society for Immunotherapy of Cancer (SITC) 2018 meeting in November.

•                  At ESMO 2018, Merck presented a number of datasets from its early pipeline:

•                  STING agonist (MK-1454) first-in-human data from Merck’s Phase 1 program studying it as a monotherapy and in combination with KEYTRUDA in patients with advanced solid tumors or lymphomas;

•                  RIG-I (MK-4621) data from Merck’s Phase 1/2 trial studying it in advanced or recurrent tumors;

•                  CAVATAK data from Merck’s Phase 1 KEYNOTE-200 trial studying it in combination with KEYTRUDA for treatment of NSCLC and bladder cancer; and

•                  CTLA-4 (MK-1308) data from Merck’s Phase 1 trial studying it in combination with KEYTRUDA for treatment of advanced solid tumors.

•                  At SITC 2018, Merck will be presenting:

•                  LAG3 (MK-4280) data from Merck’s Phase 1 trial studying it as monotherapy and in combination with KEYTRUDA for the treatment of advanced solid tumors;

•                  TIGIT (MK-7684) data from Merck’s Phase 1 trial studying it as monotherapy and in combination with KEYTRUDA for the treatment of patients with solid tumors; and

•                  ILT4 (MK-4830) pre-clinical data.

Other Pipeline Highlights

The company continued to advance its vaccines, antibiotics and HIV pipelines.

•                  The FDA approved an expanded age indication for GARDASIL 9 for use in women and men ages 27 through 45.

•                  Merck announced that the pivotal Phase 3 clinical study evaluating the company’s antibiotic ZERBAXA (ceftolozane and tazobactam) at an investigational dose for the treatment of adult patients with either ventilated hospital-acquired bacterial pneumonia or ventilator-associated bacterial pneumonia met the pre-specified primary endpoints, demonstrating non-inferiority to meropenem, the active comparator, in day 28 all-cause mortality and in clinical cure rate at the test-of-cure visit. Based on these results, Merck plans to submit supplemental new drug applications to the FDA and EMA seeking regulatory approval of ZERBAXA for these potential new indications.

•                  Merck announced that the FDA approved two new HIV-1 medicines indicated for the treatment of HIV-1 infection in adult patients with no prior antiretroviral treatment experience: DELSTRIGO, a once-daily fixed-dose combination tablet of doravirine (100 mg), lamivudine (3TC, 300 mg) and tenofovir disoproxil fumarate (TDF, 300 mg); and PIFELTRO (doravirine, 100 mg), a new non-nucleoside reverse transcriptase inhibitor to be administered in combination with other antiretroviral medicines. The CHMP of the EMA adopted a positive opinion recommending granting of marketing authorization for DELSTRIGO and PIFELTRO for the treatment of adults with HIV-1 infection without past or present evidence of resistance to the non-nucleoside reverse transcriptase class, lamivudine or tenofovir.

Third-Quarter Revenue Performance

The following table reflects sales of the company’s top pharmaceutical products, as well as sales of animal health products.

	Third Quarter
$ in millions	2018	2017	Change	Change Ex-Exchange
Total Sales	$10,794	$10,325	5%	6%
Pharmaceutical	9,658	9,156	5%	7%
KEYTRUDA	1,889	1,047	80%	82%
JANUVIA / JANUMET	1,490	1,525	-2%	-1%
GARDASIL / GARDASIL 9	1,048	675	55%	56%
PROQUAD, M-M-R II and VARIVAX	525	519	1%	2%
ISENTRESS / ISENTRESS HD	275	310	-11%	-9%
ZETIA / VYTORIN	257	462	-44%	-43%
NUVARING	234	214	9%	10%
BRIDION	217	185	17%	20%
PNEUMOVAX 23	214	229	-7%	-6%
SIMPONI	210	219	-4%	-3%
Animal Health	1,021	1,000	2%	6%
Livestock	660	655	1%	5%
Companion Animals	361	345	5%	7%
Other Revenues	115	169	-32%	-21%

Pharmaceutical Revenue

Third-quarter pharmaceutical sales increased 5 percent to $9.7 billion, including a 2 percent negative impact from foreign exchange. In addition to the factors mentioned in the Financial Summary above, the increase was primarily driven by growth in oncology and hospital acute care, partially offset by lower sales in virology and the ongoing impacts of the loss of market exclusivity for several products.

Growth in oncology was driven by a significant increase in sales of KEYTRUDA, reflecting the company’s continued launches with new indications globally and the strong momentum for the treatment of patients with NSCLC, as KEYTRUDA is the only anti-PD-1 approved in the first-line setting. Additionally, oncology sales reflect alliance revenue of $49 million related to Lynparza and $43 million related to Lenvima, representing Merck’s share of profits, which are product sales net of cost of sales and commercialization costs.

Growth in hospital acute care reflects strong demand in the United States for BRIDION (sugammadex) Injection 100 mg/mL, a medicine for the reversal of neuromuscular blockade induced by rocuronium bromide or vecuronium bromide in adults undergoing surgery, and strong global demand for NOXAFIL (posaconazole), a medicine for the prevention of invasive fungal infections.

Vaccines performance reflects higher sales of GARDASIL [Human Papillomavirus Quadrivalent (Types 6, 11, 16 and 18) Vaccine, Recombinant] and GARDASIL 9, vaccines to prevent certain cancers and other diseases caused by HPV, in the United States attributable to the CDC stockpile borrowing in the third quarter of 2017 as described previously, and growth in international markets, primarily due to higher sales in Europe and the ongoing commercial launch in China. Vaccines performance was negatively affected by a significant decrease in sales of ZOSTAVAX (zoster vaccine live), a vaccine for the prevention of herpes zoster, primarily due to the approval of a competitor product that received a preferential recommendation from the U.S. Advisory Committee on Immunization Practices in October 2017. The company anticipates that future sales of ZOSTAVAX will continue to be unfavorably affected by competition.

Pharmaceutical sales growth in the quarter was partially offset by lower sales in virology, largely reflecting a significant decline in ZEPATIER (elbasvir and grazoprevir), a medicine for the treatment of chronic hepatitis C virus genotypes 1 or 4 infection, due to increasing competition and declining patient volumes, which the company expects to continue.

Pharmaceutical sales growth for the quarter was also partially offset by the ongoing impacts from the loss of market exclusivity for ZETIA (ezetimibe) and VYTORIN (ezetimibe/simvastatin), medicines for lowering LDL cholesterol; and biosimilar competition for REMICADE (infliximab), a treatment for inflammatory diseases, in the company’s marketing territories in Europe.

Animal Health

Animal Health sales totaled $1.0 billion for the third quarter of 2018, an increase of 2 percent compared with the third quarter of 2017, including a 4 percent negative impact from foreign exchange. Growth was primarily driven by higher sales of companion animal products, predominantly from the BRAVECTO (fluralaner) line of products that kill fleas and ticks in dogs and cats for up to 12 weeks. Growth was also driven by higher sales of livestock products including ruminants and poultry products.

Animal Health segment profits were $409 million in the third quarter of 2018, an increase of 5 percent compared with $389 million in the third quarter of 2017.3

Third-Quarter Expense, EPS and Related Information

The table below presents selected expense information.

$ in millions	GAAP	Acquisition- and Divestiture- Related Costs[4]	Restructuring Costs	Certain Other Items	Non-GAAP[2]
Third-Quarter 2018
Materials and production	$3,619	$680	$2	$420	$2,517
Marketing and administrative	2,443	2	—	—	2,441
Research and development	2,068	5	(4)	—	2,067
Restructuring costs	171	—	171	—	—
Other (income) expense, net	(172)	(10)	—	—	(162)

Third-Quarter 2017[5]
Materials and production	$3,307	$768	$25	$—	$2,514
Marketing and administrative	2,459	11	—	—	2,448
Research and development	4,413	271	2	2,350	1,790
Restructuring costs	153	—	153	—	—
Other (income) expense, net	(207)	(18)	—	—	(189)

GAAP Expense, EPS and Related Information

Gross margin was 66.5 percent for the third quarter of 2018 compared to 68.0 percent for the third quarter of 2017. The decrease in gross margin for the third quarter of 2018 was primarily driven by the charge related to the termination of a collaboration agreement with Samsung. The decrease was partially offset by the favorable effects of foreign exchange, as well as costs recorded in the third quarter of 2017 related to the cyber-attack. In addition, a lower net impact of acquisition- and divestiture-related costs and restructuring costs, which reduced gross margin by 6.3 percentage points in the third quarter of 2018 compared with 7.7 percentage points in the third quarter of 2017, also partially offset the margin decline.

Marketing and administrative expenses were $2.4 billion in the third quarter of 2018, a decline of 1 percent compared to the third quarter of 2017, reflecting lower direct selling and

3 Animal Health segment profits are comprised of segment sales, less all materials and production costs, as well as marketing and administrative expenses and research and development costs directly incurred by the segment. For internal management reporting, Merck does not allocate general and administrative expenses not directly incurred by the segment, nor the cost of financing these activities. Separate divisions maintain responsibility for monitoring and managing these costs, including depreciation related to fixed assets utilized by these divisions and, therefore, they are not included in segment profits.

4 Includes expenses for the amortization of intangible assets and purchase accounting adjustments to inventories recognized as a result of acquisitions, intangible asset impairment charges and expense or income related to changes in the estimated fair value measurement of contingent consideration. Also includes integration, transaction and certain other costs related to business acquisitions and divestitures.

5 On Jan. 1, 2018, the company adopted a new accounting standard related to defined benefit plans. Upon adoption, net periodic benefit cost/credit other than service cost was reclassified to Other (income) expense, net from the previous classifications within Materials and production costs, Marketing and administrative expenses and Research and development costs. Previously reported amounts have been reclassified to conform to the new presentation.

promotion costs, as well as the favorable effects of foreign exchange, largely offset by higher administrative costs.

Research and development (R&D) expenses were $2.1 billion in the third quarter of 2018 compared with $4.4 billion in the third quarter of 2017. The decline primarily reflects a $2.35 billion charge recorded in the third quarter of 2017 related to the formation of a collaboration with AstraZeneca and lower in-process research and development (IPR&D) impairment charges, partially offset by increased clinical development spending, in particular for oncology, higher licensing costs and investment in discovery and early drug development.

GAAP EPS was $0.73 for the third quarter of 2018 compared with $(0.02) for the third quarter of 2017.

Non-GAAP Expense, EPS and Related Information

The non-GAAP gross margin was 76.7 percent for the third quarter of 2018 compared to 75.7 percent for the third quarter of 2017. The increase was predominantly due to the favorable effects of foreign exchange, as well as costs recorded in the third quarter of 2017 related to the cyber-attack.

Non-GAAP marketing and administrative expenses were $2.4 billion in the third quarter of 2018, comparable to the third quarter of 2017, reflecting lower direct selling and promotion costs, as well as the favorable effects of foreign exchange, offset by higher administrative costs.

Non-GAAP R&D expenses were $2.1 billion in the third quarter of 2018, an increase of 15 percent compared to the third quarter of 2017. The increase primarily reflects higher clinical development spending, in particular for oncology, higher licensing costs and investment in discovery and early drug development.

Non-GAAP EPS was $1.19 for the third quarter of 2018 compared with $1.11 for the third quarter of 2017.

A reconciliation of GAAP to non-GAAP net income and EPS is provided in the table that follows.

	Third Quarter
$ in millions, except EPS amounts	2018	2017
EPS
GAAP EPS	$0.73	$(0.02)
Difference[6]	0.46	1.13
Non-GAAP EPS that excludes items listed below[2]	$1.19	$1.11

Net Income
GAAP net income (loss)[1]	$1,950	$(56)
Difference	1,228	3,110
Non-GAAP net income that excludes items listed below[1,2]	$3,178	$3,054

Decrease (Increase) in Net Income Due to Excluded Items:
Acquisition- and divestiture-related costs[4]	$677	$1,032
Restructuring costs	169	180
Charge related to the termination of a collaboration agreement with Samsung	420	—
Charge related to the formation of a collaboration with AstraZeneca	—	2,350
Net decrease (increase) in income before taxes	1,266	3,562
Income tax (benefit) expense[7]	(38)	(452)
Decrease (increase) in net income	$1,228	$3,110

Financial Outlook

Merck narrowed its full-year 2018 revenue range to be between $42.1 billion and $42.7 billion, including a minimal impact from foreign exchange at current exchange rates.

Merck narrowed and lowered its full-year 2018 GAAP EPS range to be between $2.41 and $2.47. The change in the GAAP EPS range reflects the inclusion of the charge related to the termination of the collaboration agreement with Samsung. Merck narrowed and raised its full-year 2018 non-GAAP EPS range to be between $4.30 and $4.36, including an approximately 1 percent negative impact from foreign exchange at current exchange rates. The non-GAAP range excludes acquisition- and divestiture-related costs, costs related to restructuring programs, charges related to the formation of the Eisai collaboration and the Viralytics acquisition, a charge related to the termination of a collaboration agreement with Samsung and certain other items.

The following table summarizes the company’s 2018 financial guidance.

	GAAP	Non-GAAP[2]

Revenue	$42.1 to $42.7 billion	$42.1 to $42.7 billion*
Operating expenses	Lower than 2017 by a low- to mid-single digit rate	Higher than 2017 by a low- to mid-single digit rate
Effective tax rate	26.0% to 27.0%	19.0% to 20.0%
EPS**	$2.41 to $2.47	$4.30 to $4.36

*The company does not have any non-GAAP adjustments to revenue.

**EPS guidance for 2018 assumes a share count (assuming dilution) of approximately 2.7 billion shares.

6 Represents the difference between calculated GAAP EPS and calculated non-GAAP EPS, which may be different than the amount calculated by dividing the impact of the excluded items by the weighted-average shares for the period.

7 Includes the estimated tax impact on the reconciling items. In addition, amount for third quarter 2017 includes a $234 million net tax benefit related to the settlement of certain federal income tax issues.

A reconciliation of anticipated 2018 GAAP EPS to non-GAAP EPS and the items excluded from non-GAAP EPS are provided in the table below.

$ in millions, except EPS amounts	Full-Year 2018

GAAP EPS	$2.41 to $2.47
Difference[6]	1.89
Non-GAAP EPS that excludes items listed below[2]	$4.30 to $4.36

Acquisition- and divestiture-related costs[4]	$2,800
Restructuring costs	550
Charge related to the formation of a collaboration with Eisai	1,400
Charge related to the termination of a collaboration agreement with Samsung	420
Charge for Viralytics acquisition	344
Net decrease (increase) in income before taxes	5,514
Estimated income tax (benefit) expense	(460)
Decrease (increase) in net income	$5,054

The expected full-year 2018 GAAP effective tax rate of 26.0 percent to 27.0 percent reflects an unfavorable impact of approximately 7.0 percentage points from the above items.

Capital Allocation

Merck’s Board of Directors has approved a 15 percent increase to the company’s quarterly dividend, raising it to $0.55 per share from $0.48 per share of the company’s outstanding common stock. Payment will be made on Jan. 8, 2019, to shareholders of record at the close of business on Dec. 17, 2018. The Board also authorized an additional $10 billion of treasury stock purchases with no time limit for completion. The company has entered into a $5 billion accelerated share repurchase program under its expanded authorization.

In addition, the company also plans to now invest approximately $16 billion on new capital projects through 2022, up $4 billion from its prior $12 billion commitment announced in February.

Earnings Conference Call

Investors, journalists and the general public may access a live audio webcast of the call today at 8:00 a.m. EDT on Merck’s website at http://investors.merck.com/events-and-presentations/default.aspx. Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782 and using ID code number 2169459. Members of the media are invited to monitor the call by dialing (706) 758-9928 or (800) 399-7917 and using ID code number 2169459. Journalists who wish to ask questions are requested to contact a member of Merck’s Media Relations team at the conclusion of the call.

About Merck

For more than a century, Merck, a leading global biopharmaceutical company known as MSD outside of the United States and Canada, has been inventing for life, bringing forward medicines and vaccines for many of the world’s most challenging diseases. Through our prescription medicines, vaccines, biologic therapies and animal health products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to health care through far-reaching policies, programs and partnerships. Today, Merck continues to be at the forefront of research to advance the prevention and treatment of diseases that threaten people and communities around the world - including cancer, cardio-metabolic diseases, emerging animal diseases, Alzheimer’s disease and infectious diseases including HIV and Ebola. For more information, visit www.merck.com and connect with us on Twitter, Facebook, Instagram, YouTube and LinkedIn.

Forward-Looking Statement of Merck & Co., Inc., Kenilworth, N.J., USA

This news release of Merck & Co., Inc., Kenilworth, N.J., USA (the “company”) includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. There can be no guarantees with respect to pipeline products that the products will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; the company’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of the company’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the company’s 2017 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

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MERCK & CO., INC.

CONSOLIDATED STATEMENT OF INCOME - GAAP

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 1

	GAAP			GAAP
	3Q18	3Q17	% Change	Sep YTD 2018	Sep YTD 2017	% Change

Sales	$10,794	$10,325	5%	$31,296	$29,689	5%

Costs, Expenses and Other
Materials and production (1) (2)	3,619	3,307	9%	10,220	9,472	8%
Marketing and administrative (1)	2,443	2,459	-1%	7,459	7,432	—
Research and development (1) (3)	2,068	4,413	-53%	7,538	8,024	-6%
Restructuring costs (4)	171	153	12%	494	470	5%
Other (income) expense, net (1)	(172)	(207)	-17%	(512)	(351)	46%
Income Before Taxes	2,665	200	*	6,097	4,642	31%
Taxes on Income (1)	707	251		1,682	1,186
Net Income (Loss)	1,958	(51)	*	4,415	3,456	28%
Less: Net Income Attributable to Noncontrolling Interests	8	5		22	16
Net Income (Loss) Attributable to Merck & Co., Inc.	$1,950	$(56)	*	$4,393	$3,440	28%
Earnings (Loss) per Common Share Assuming Dilution (5)	$0.73	$(0.02)	*	$1.63	$1.25	30%

Average Shares Outstanding Assuming Dilution (5)	2,678	2,727		2,694	2,754
Tax Rate (6)	26.5%	125.5%		27.6%	25.5%

* 100% or greater

(1) Amounts include the impact of acquisition and divestiture-related costs, restructuring costs and certain other items. See accompanying tables for details.

(2) Materials and production costs in the third quarter and first nine months of 2018 include a $420 million aggregate charge related to the termination of a collaboration agreement with Samsung Bioepis Co., Ltd. (Samsung) for insulin glargine.

(3) Research and development expenses in the first nine months of 2018 include a $1.4 billion aggregate charge related to the formation of a collaboration with Eisai Co., Ltd. (Eisai), as well as a $344 million charge for the acquisition of Viralytics Limited.  Research and development expenses for the third quarter and first nine months of 2017 include a $2.35 billion aggregate charge related to the formation of a collaboration with AstraZeneca PLC (AstraZeneca).

(4) Represents separation and other related costs associated with restructuring activities under the company’s formal restructuring programs.

(5) Because the company recorded a net loss in the third quarter of 2017, no potential dilutive common shares were used in the computation of loss per common share assuming dilution as the effect would have been anti-dilutive.

(6) The effective income tax rates for the third quarter and first nine months of 2018 include the unfavorable impact of a $420 million aggregate pretax charge related to the termination of a collaboration agreement with Samsung for which no tax benefit was recognized.  The effective income tax rate for the first nine months of 2018 also reflects the unfavorable impact of a $1.4 billion aggregate pretax charge related to the formation of a collaboration with Eisai for which no tax benefit was recognized. The effective income tax rates for the third quarter and first nine months of 2017 reflect the unfavorable impact of a $2.35 billion aggregate pretax charge related to the formation of a collaboration with AstraZeneca for which no tax benefit was recognized, partially offset by the favorable impact of a net tax benefit of $234 million related to the settlement of certain federal income tax issues.

MERCK & CO., INC.

GAAP TO NON-GAAP RECONCILIATION

THIRD QUARTER 2018

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2a

	GAAP	Acquisition and Divestiture-Related Costs (1)		Restructuring Costs (2)		Certain Other Items (3)	Adjustment Subtotal	Non-GAAP

Materials and production	$3,619	680		2		420	1,102	$2,517
Marketing and administrative	2,443	2					2	2,441
Research and development	2,068	5		(4)			1	2,067
Restructuring costs	171			171			171	—
Other (income) expense, net	(172)	(10)					(10)	(162)
Income Before Taxes	2,665	(677)		(169)		(420)	(1,266)	3,931
Income Tax Provision (Benefit)	707	(26	)(4)	(20	)(4)	8	(38)	745
Net Income	1,958	(651)		(149)		(428)	(1,228)	3,186
Net Income Attributable to Merck & Co., Inc.	1,950	(651)		(149)		(428)	(1,228)	3,178
Earnings per Common Share Assuming Dilution	$0.73	(0.24)		(0.06)		(0.16)	(0.46)	$1.19

Tax Rate	26.5%							18.9%

Only the line items that are affected by non-GAAP adjustments are shown.

Merck is providing certain non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s results as it permits investors to understand how management assesses performance. Management uses these measures internally for planning and forecasting purposes and to measure the performance of the company along with other metrics. Senior management’s annual compensation is derived in part using non-GAAP income and non-GAAP EPS. This information should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP.

(1) Amounts included in materials and production costs reflect expenses for the amortization of intangible assets recognized as a result of business acquisitions.  Amounts included in marketing and administrative expenses reflect integration, transaction and certain other costs related to business acquisitions and divestitures.  Amounts included in research and development expenses primarily reflect an increase in the estimated fair value measurement of liabilities for contingent consideration.  Amounts included in other (income) expense, net primarily reflect royalty income, partially offset by an increase in the estimated fair value measurement of liabilities for contingent consideration related to the termination of the Sanofi-Pasteur MSD joint venture.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to activities under the company’s formal restructuring programs.

(3) Amount included in materials and production costs represents an aggregate charge related to the termination of a collaboration agreement with Samsung Bioepis Co., Ltd. for insulin glargine.

(4) Represents the estimated tax impact on the reconciling items based on applying the statutory rate of the originating territory of the non-GAAP adjustments.

MERCK & CO., INC.

GAAP TO NON-GAAP RECONCILIATION

NINE MONTHS ENDED SEPTEMBER 30, 2018

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2b

	GAAP	Acquisition and Divestiture-Related Costs (1)		Restructuring Costs (2)		Certain Other Items (3)		Adjustment Subtotal	Non-GAAP

Materials and production	$10,220	2,147		11		420		2,578	$7,642
Marketing and administrative	7,459	26		2				28	7,431
Research and development	7,538	7		1		1,744		1,752	5,786
Restructuring costs	494			494				494	—
Other (income) expense, net	(512)	85				(54)		31	(543)
Income Before Taxes	6,097	(2,265)		(508)		(2,110)		(4,883)	10,980
Income Tax Provision (Benefit)	1,682	(230	)(4)	(69	)(4)	(101	)(4)	(400)	2,082
Net Income	4,415	(2,035)		(439)		(2,009)		(4,483)	8,898
Net Income Attributable to Merck & Co., Inc.	4,393	(2,035)		(439)		(2,009)		(4,483)	8,876
Earnings per Common Share Assuming Dilution	$1.63	(0.75)		(0.16)		(0.75)		(1.66)	$3.29

Tax Rate	27.6%								19.0%

Only the line items that are affected by non-GAAP adjustments are shown.

Merck is providing certain non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s results as it permits investors to understand how management assesses performance. Management uses these measures internally for planning and forecasting purposes and to measure the performance of the company along with other metrics. Senior management’s annual compensation is derived in part using non-GAAP income and non-GAAP EPS. This information should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP.

(1) Amounts included in materials and production costs reflect expenses for the amortization of intangible assets recognized as a result of business acquisitions. Amounts included in marketing and administrative expenses reflect integration, transaction and certain other costs related to business acquisitions and divestitures. Amounts included in research and development expenses primarily reflect an increase in the estimated fair value measurement of liabilities for contingent consideration. Amounts included in other (income) expense, net primarily reflect an increase in the estimated fair value measurement of liabilities for contingent consideration, partially offset by royalty income related to the termination of the Sanofi-Pasteur MSD joint venture.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to activities under the company’s formal restructuring programs.

(3) Amount included in materials and production costs represents an aggregate charge related to the termination of a collaboration agreement with Samsung Bioepis Co., Ltd. for insulin glargine. Amounts included in research and development expenses represent a $1.4 billion aggregate charge related to the formation of a collaboration with Eisai Co., Ltd., as well as a $344 million charge for the acquisition of Viralytics Limited.

(4) Represents the estimated tax impact on the reconciling items based on applying the statutory rate of the originating territory of the non-GAAP adjustments.

MERCK & CO., INC.

FRANCHISE / KEY PRODUCT SALES

(AMOUNTS IN MILLIONS)

(UNAUDITED)

Table 3

	2018				2017						3Q		Sep YTD
	1Q	2Q	3Q	Sep YTD	1Q	2Q	3Q	Sep YTD	4Q	Full Year	Nom %	Ex-Exch %	Nom %	Ex-Exch %
TOTAL SALES (1)	$10,037	$10,465	$10,794	$31,296	$9,434	$9,930	$10,325	$29,689	$10,433	$40,122	5	6	5	5
PHARMACEUTICAL	8,919	9,282	9,658	27,859	8,185	8,759	9,156	26,101	9,290	35,390	5	7	7	5
Oncology
Keytruda	1,464	1,667	1,889	5,020	584	881	1,047	2,512	1,297	3,809	80	82	100	97
Emend	125	148	123	396	133	143	137	413	143	556	-10	-10	-4	-6
Temodar	57	56	46	159	66	65	68	198	73	271	-32	-30	-20	-21
Alliance Revenue — Lynparza	33	44	49	125			5	5	16	20	*	*	*	*
Alliance Revenue — Lenvima		35	43	78							*	100	*	100
Vaccines (2)
Gardasil / Gardasil 9	660	608	1,048	2,317	532	469	675	1,675	633	2,308	55	56	38	36
ProQuad / M-M-R II / Varivax	392	426	525	1,343	355	399	519	1,273	403	1,676	1	2	5	5
Pneumovax 23	179	193	214	586	163	166	229	558	263	821	-7	-6	5	4
RotaTeq	193	156	191	540	224	123	179	525	160	686	7	8	3	2
Zostavax	65	44	54	163	154	160	234	547	121	668	-77	-77	-70	-71
Hospital Acute Care
Bridion	204	240	217	661	148	163	185	495	209	704	17	20	33	31
Noxafil	176	188	188	551	141	155	162	458	179	636	16	18	21	18
Invanz	151	149	137	437	136	150	159	445	157	602	-14	-12	-2	-2
Cubicin	98	94	95	287	96	103	91	290	92	382	4	6	-1	-3
Cancidas	91	87	79	257	121	112	94	327	95	422	-16	-14	-22	-25
Primaxin	72	68	72	212	62	71	73	206	74	280	-1	0	3	-1
Immunology
Simponi	231	233	210	673	184	199	219	602	217	819	-4	-3	12	5
Remicade	167	157	135	459	229	208	214	651	186	837	-37	-35	-29	-33
Neuroscience
Belsomra	54	71	66	191	42	52	56	150	60	210	17	17	27	25
Virology
Isentress / Isentress HD	281	305	275	860	305	282	310	896	308	1,204	-11	-9	-4	-5
Zepatier	131	113	104	347	378	517	468	1,363	296	1,660	-78	-77	-75	-76
Cardiovascular
Zetia	305	226	165	696	334	367	320	1,021	323	1,344	-48	-48	-32	-36
Vytorin	167	155	92	414	241	182	142	565	186	751	-35	-34	-27	-31
Atozet	73	101	84	258	49	63	59	171	54	225	42	44	51	42
Adempas	68	75	94	238	84	67	70	221	79	300	35	35	7	4
Diabetes (3)
Januvia	880	949	927	2,756	839	948	1,012	2,799	938	3,737	-8	-8	-2	-3
Janumet	544	585	563	1,693	496	563	513	1,572	586	2,158	10	12	8	6
Women’s Health
NuvaRing	216	236	234	686	160	199	214	573	188	761	9	10	20	19
Implanon / Nexplanon	174	174	186	535	170	178	155	503	183	686	20	22	6	6
Diversified Brands
Singulair	175	185	161	521	186	203	161	550	182	732	0	1	-5	-9
Cozaar / Hyzaar	120	125	103	348	112	119	128	360	125	484	-20	-18	-3	-6
Nasonex	122	81	71	274	139	85	42	266	120	387	67	73	3	0
Arcoxia	83	84	83	249	103	89	80	272	91	363	3	7	-8	-10
Follistim AQ	67	70	60	198	81	79	72	232	66	298	-16	-15	-15	-17
Fosamax	55	59	45	159	61	66	53	180	62	241	-16	-14	-12	-15
Dulera	57	42	50	149	82	69	59	210	77	287	-15	-14	-29	-29
Other Pharmaceutical (4)	989	1,053	980	3,023	995	1,064	952	3,017	1,048	4,065	3	6	0	-1
ANIMAL HEALTH	1,065	1,090	1,021	3,176	939	955	1,000	2,894	981	3,875	2	6	10	8
Livestock	652	633	660	1,946	578	582	655	1,816	668	2,484	1	5	7	6
Companion Animals	413	457	361	1,230	361	373	345	1,078	313	1,391	5	7	14	12
Other Revenues (5)	53	93	115	261	310	216	169	694	162	857	-32	-21	-62	-16

* 200% or greater

Sum of quarterly amounts may not equal year-to-date amounts due to rounding.

(1)  Only select products are shown.

(2)  Total Vaccines sales were $1,561 million, $1,533 million and $2,159 million in the first, second and third quarters of 2018, respectively, and $1,516 million, $1,404 million, $1,924 million and $1,704 million for the first, second, third and fourth quarters of 2017, respectively.

(3)  Total Diabetes sales were $1,433 million, $1,571 million and $1,506 million in the first, second and third quarters of 2018, respectively, and $1,338 million, $1,520 million, $1,531 million and $1,533 million for the first, second, third and fourth quarters of 2017, respectively.

(4)  Includes Pharmaceutical products not individually shown above.

(5)  Other Revenues are comprised primarily of Healthcare Services segment revenues, third-party manufacturing sales and miscellaneous corporate revenues, including revenue hedging activities.